UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 7, 2012

Life Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5791 Van Allen Way, Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 603-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This amendment is being filed by Life Technologies Corporation (the “Company”) to amend and revise the Company’s earnings release, dated February 7, 2012, previously furnished as Item 9.01 to the Current Report on Form 8-K filed by the Company on February 7, 2012. Subsequent to the filing of the Current Report on Form 8-K but before the Company issued its financial statements for the fiscal year ended December 31, 2011, a court entered judgment against the Company on a case in litigation. The case, depending on the final outcome, could require the Company to pay additional damages of up to three times the judgment plus plaintiff’s attorney’s fees. The Company does not expect this verdict to have a material impact on its business going forward. Although the Company is considering all its options in view of the judgment, including filing various post-trial motions and an appeal, the Company has recorded a charge of approximately $56 million related to the lawsuit and unpaid royalties in the fourth quarter of fiscal 2011. As a result, the Company’s previously reported fourth quarter and full year 2011 GAAP diluted earnings per share will decrease $0.18 per share from $0.69 and $2.23 per share to $0.51 and $2.05 per share, respectively. Non-GAAP diluted earnings per share will decrease $0.01 per share from $1.06 to $1.05 for the fourth quarter ended December 31, 2011 and $0.02 per share from $3.73 to $3.71 for the year ended December 31, 2011. The Company has provided revised financial statements and a reconciliation of the Consolidated Statements of Operations provided on February 7, 2012 to the revised Consolidated Statements of Operations. The Company’s amended and revised earnings release, dated February 29, 2012, is being furnished as Item 9.01 to this Current Report on Form 8-K/A.

Item 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On February 29, 2012, Life Technologies Corporation, or the Company, issued an amended and revised earnings release regarding the Company’s financial results for the period ended December 31, 2011. The full text of the Company’s amended and revised earnings release is attached hereto as Exhibit 99.1.

Certain of the information set forth in the amended and revised earnings release may be considered non-GAAP financial measures. The GAAP measures which are most directly comparable to these measures, as well as a reconciliation of these measures with the most directly comparable GAAP measures, can be found at on the Investor Relations portion of the Company’s website at www.lifetechnologies.com.

We regularly have reported non-GAAP results for net income and earnings per share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP results exclude merger related non-cash items and other costs. Additionally, the discussion surrounding sales performance related to these results excludes the impact of currency fluctuations period over period and acquisitions to measure core sales growth. This growth rate is referred to as organic growth.

Our financial results under GAAP include substantial non-cash charges and tax benefits related to acquired businesses. Our non-GAAP calculations of net income and earnings per share are limited because they do not reflect the entirety of our business costs. However, management believes that the non-GAAP presentation is a useful supplemental disclosure to investors as it provides an indication of the profitability and cash flows of the combined businesses apart from the costs related to acquisitions. Also included in the non-GAAP results are certain business transformation cash expenses which management does not believe are indicative of profitability for ongoing business activities. Management believes that this information is therefore useful to investors in analyzing and assessing our past and future operating performance.

In addition to the non-cash charges above, we exclude from our non-GAAP results the following costs:

•	Acquisition related amortization, depreciation, contingent consideration revaluation and asset or liability remeasurements;

•	In process research and development expenses or impairments;

•	Acquisition and divestiture related gains and losses;

•	Intangible asset impairment charges related to acquisition portfolio review;

•	Business consolidation costs required to realize cost synergies from combining our acquired entities with our existing operations;

•	Certain personnel, benefits, travel and third party costs associated with ongoing acquisition and business transformation activities;

•	Certain costs associated with rebranding and marketing activities;

•	Charges associated with the early repayment of debt and non-cash interest expense associated with convertible debt bifurcation;

•	Certain significant one-time events that are unlikely to recur in the foreseeable future; and

•	Tax changes and benefits associated with the above exclusions.

Management views these costs as not indicative of the profitability or cash flows of its ongoing or future operations and excludes these costs as a supplemental disclosure to assist investors in evaluating and assessing our past and future operational performance. Management uses non-GAAP earnings as a primary indicator in planning and forecasting for future periods, including trending the Company’s core performance period over period. Management uses these non-GAAP earnings to prepare operating budgets and forecasts and uses these results to measure performance at a corporate level. The Company primarily uses non-GAAP earnings for evaluating management’s performance for compensation purposes.

In accordance with General Instruction B.2 of Form 8-K, this information, including the financial results information included in Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and the financial information contained in such exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01. REGULATION FD DISCLOSURE.

See the information set forth under Item 2.02 above and attached as Exhibit 99.1 hereto.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1	Life Technologies Corporation amended and revised press release, dated February 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE TECHNOLOGIES CORPORATION (Registrant)

By:	/s/ John A. Cottingham
John A. Cottingham
Chief Legal Officer

Date: February 29, 2012